Exhibit 99.1

Ingles Markets, Incorporated Reports Increased Sales and Net Income for First Quarter Fiscal 2013

Net Sales Up 1.6% to $932.8 Million – Net Income Up 9.2% to $11.6 Million

ASHEVILLE, N.C.--(BUSINESS WIRE)--February 4, 2013--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported a 1.6% increase in net sales to $932.8 million for its first fiscal quarter ended December 29, 2012. Net income rose 9.2% to $11.6 million for the December 2012 quarter compared with net income of $10.6 million for the quarter ended December 2011.

Commenting on the results, Chief Executive Officer Robert P. Ingle II said, “We are off to a good start for fiscal 2013, our 50th year. The holiday season was very competitive for our industry, and we responded well.”

Financial Results

Net sales rose 1.6% to $932.8 million for the quarter ended December 29, 2012, compared with $918.2 million for the quarter ended December 24, 2011. For the comparable December 2012 and 2011 quarters and excluding gasoline sales, grocery segment comparable store sales increased 1.5%, weekly customer visits increased 1.4% and the average transaction amount was essentially unchanged.

Gross profit for the first quarter of fiscal 2013 rose $6.2 million to $207.9 million compared with the first quarter of fiscal 2012. Gross profit as a percentage of sales rose to 22.3% for the first quarter of fiscal 2013 compared with 22.0% for the first quarter of fiscal 2012.

Total operating expenses were $174.8 million for the first quarter of fiscal 2013 compared with $171.8 million for the comparable fiscal 2012 quarter. Operating and administrative expenses as a percentage of sales, excluding gasoline sales and associated operating expenses, were 21.7% and 21.6% for the three months ended December 29, 2012, and December 24, 2011, respectively.

Net rental income, gains/losses on asset disposals, and other income totaled approximately $1.0 million and $1.4 million for the December 2012 and 2011 quarters, respectively. There were no individually significant trends or transactions for either first fiscal quarter.

Interest expense increased $0.6 million for the three-month period ended December 29, 2012, to $15.6 million from $15.0 million for the three-month period ended December 24, 2011. Total debt at December 29, 2012 was $877.0 million compared to $882.5 million at December 24, 2011. Interest on the bonds that funded construction of the new distribution center was capitalized prior to its opening in mid-2012. For the three months ended December 29, 2012, this interest was expensed. The Company currently has lines of credit totaling $175.0 million with $84.8 million borrowed and $9.5 million of unused letters of credit issued at December 29, 2012. The Company believes its financial resources, including these lines of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future. The Company’s $575 million of senior notes with a yield of 9.5% become callable at a price of 104.438% of par on May 15, 2013.

Income tax expense as a percentage of pre-tax income was 37.4% in the December 2012 quarter compared to 35.2% in the December 2011 quarter. The lower tax rate for the December 2011 quarter benefited from certain tax incentives related to hiring and investing during the recent economic downturn, but had expired for this year’s first fiscal quarter.

Net income for the December 2012 quarter increased 9.2% to $11.6 million compared with net income of $10.6 million for the December 2011 quarter. Basic and diluted earnings per share for the Company’s publicly traded Class A common stock were $0.50 and $0.48 per share, respectively, for the December 2012 quarter compared with $0.45 and $0.43 per share, respectively, for the December 2011 quarter.

Capital expenditures totaled $28.1 million for the three-month period ended December 29, 2012. Most of these capital expenditures were related to remodeling projects in a number of the Company’s stores and to new store construction. Capital expenditures totaled $63.7 million for the three-month period ended December 24, 2011. This unusually high amount included costs for construction of the new distribution facility.

Ingles’ capital expenditure plans for fiscal year 2013 include investments of approximately $100 million to $130 million. The majority of the Company’s fiscal 2013 capital expenditures will be dedicated to continued improvement of its store base.

During the December 2012 fiscal quarter the Company declared a special dividend of $0.66 per Class A and $0.60 per Class B share of common stock and accelerated the quarterly dividend of $0.165 per Class A and $0.15 per Class B share of common stock that normally would have been declared and paid during January 2013. These dividends were paid December 31, 2012. These actions were in response to tax increases on dividends that were enacted effective January 1, 2013.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2012 Form 10-K and Form 10-Q for the quarter ended December 29, 2012.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 203 supermarkets. In conjunction with its supermarket operations, the Company also operates 69 neighborhood shopping centers, all but 12 of which contain an Ingles supermarket. The Company’s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. For more information, visit Ingles’ website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)
	Quarter Ended
	December 29,	December 24,
	2012	2011
Net sales	$932,791	$918,238
Gross profit	207,870	201,728
Operating and administrative expenses	174,846	171,809
Rental income, net	316	428
Gain from sale or disposal of assets	122	15
Income from operations	33,462	30,363
Other income, net	583	1,004
Interest expense	15,560	15,009
Income taxes	6,918	5,760
Net income	$11,568	$10,597

Basic earnings per common share – Class A	$0.50	$0.45
Diluted earnings per common share – Class A	$0.48	$0.43
Basic earnings per common share – Class B	$0.45	$0.41
Diluted earnings per common share – Class B	$0.45	$0.41

Additional selected information:
Depreciation and amortization expense	$23,623	$22,122
Rent expense	$3,546	$3,384

Condensed Consolidated Balance Sheets (Unaudited)

	December 29,	September 29,
	2012	2012
ASSETS
Cash and cash equivalents	$9,449	$4,683
Receivables-net	61,450	61,519
Inventories	345,421	329,615
Other current assets	29,143	30,387
Property and equipment-net	1,200,711	1,197,138
Other assets	15,303	18,767
TOTAL ASSETS	$1,661,477	$1,642,109

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$50,412	$49,928
Accounts payable, accrued expenses and current portion of other long-term liabilities	245,999	256,224
Deferred income taxes	82,789	84,120
Long-term debt	826,587	785,240
Other long-term liabilities	9,709	9,183
Total Liabilities	1,215,496	1,184,695
Stockholders' equity	445,981	457,414
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,661,477	$1,642,109

CONTACT:
Ingles Markets, Incorporated
Ron Freeman, 828-669-2941 (Ext. 223)
Chief Financial Officer